As filed with the Securities and Exchange Commission on June 21, 2023

Registration No. 333-257216

Registration No. 333-225749

Registration No. 333-215553

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-257216

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-225749

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-215553

UNDER

THE SECURITIES ACT OF 1933

HV BANCORP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	46-4351868
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2005 South Easton Road, Suite 304 Doylestown, Pennsylvania	18901
(Address of Principal Executive Offices)	(Zip Code)

HV Bancorp, Inc. 2021 Equity Incentive Plan

HV Bancorp, Inc. 2018 Equity Incentive Plan

Huntingdon Valley Bank 401(k) Profit Sharing Plan and Trust

(Full titles of the plans)

Copies to:

Stephen J. Guillaume

Chief Financial Officer

Citizens Financial Services, Inc.

15 South Main Street

Mansfield, Pennsylvania 16933

(Name and address of agent for service)

(570) 662-2121

(Telephone number, including area code, of agent for service)

Richard A. Schaberg, Esq. Les B. Reese, III, Esq. Hogan Lovells US LLP 555 Thirteenth Street, NW Columbia Square Washington, DC 20004 (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑	Smaller reporting company	☑

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of HV Bancorp, Inc. (“HVBC”):

•

Registration Statement on Form S-8, File No. 333-257216, registering 175,000 shares of common stock, par value $0.01 per share, of HVBC (the “common stock”) for issuance under the HV Bancorp, Inc. 2021 Equity Incentive Plan (the “2021 Plan”);

•

Registration Statement on Form S-8, File No. 333-225749, registering 305,497 shares of common stock and 218,212 stock options for issuance under the HV Bancorp, Inc. 2018 Equity Incentive Plan (the “2018 Plan”); and

•

Registration Statement on Form S-8, File No. 333-215553, registering 500,000 shares of common stock and an indeterminate amount of participation interests for issuance under the Huntingdon Valley Bank 401(k) Profit Sharing Plan and Trust (the “401(k) Plan”).

Pursuant to the Agreement and Plan of Merger, dated as of October 18, 2022, by and among Citizens Financial Services, Inc. (“CZFS”), HVBC, Huntingdon Valley Bank, HVBC’s subsidiary bank (“HVB”), First Citizens Community Bank, CZFS’s subsidiary bank (“FCCB”), and CZFS Acquisition Company, LLC, FCCB’s direct shareholder, HVB merged with and into FCCB, with FCCB as the surviving entity, and HVBC merged with and into CZFS, with CZFS as the surviving corporation and successor-by-merger to the plan sponsor of each of the 2021 Plan, the 2018 Plan and the 401(k) Plan (the “Merger”). The Merger became effective on June 16, 2023.

As a result of the Merger, HVBC has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. Accordingly, HVBC hereby terminates the effectiveness of the Registration Statements, and in accordance with the undertaking contained in each of the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that remain unsold or unissued at the termination of the offering, removes from registration all shares that remain unsold or unissued under each such Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, HV Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mansfield, Pennsylvania on June 21, 2023.

CITIZENS FINANCIAL SERVICES, INC. As successor to HV Bancorp, Inc.

By:	/s/ Stephen J. Guillaume
Name:	Stephen J. Guillaume
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.